As filed with the Securities and Exchange Commission on May 13, 1998

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------

                                    FORM S-8


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          EDISON BROTHERS STORES, INC.
             (Exact name of Registrant as specified in its charter)


             DELAWARE                               43-0254900
   (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)


                               501 NORTH BROADWAY
                            ST. LOUIS, MISSOURI 63102
   (Address, including zip code, of Registrant's principal executive offices)

               EDISON BROTHERS STORES, INC. 1997 STOCK OPTION PLAN
          EDISON BROTHERS STORES, INC. 1997 DIRECTORS STOCK OPTION PLAN
                        1997 RESTRICTED STOCK AGREEMENTS
                      1997 EMPLOYMENT TERMINATION AGREEMENT
                            (Full title of the plans)
                       ----------------------------------

                                    Copy to:

                               ALAN A. SACHS, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          EDISON BROTHERS STORES, INC.
                               501 NORTH BROADWAY
                            ST. LOUIS, MISSOURI 63102
                                 (314) 331-6565
 (Name, address and telephone number, including area code, of agent for service)

                            CHARLES E. HARRELL, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                            700 LOUISIANA, SUITE 1600
                              HOUSTON, TEXAS 77002
                                 (713) 546-5000


                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 Proposed maximum   Proposed maximum
                                           Amount to be         offering price per aggregate offering     Amount of registration
  Title of securities to be registered    registered (1)            share (3)          price (3)                    fee
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per share   1,202,000 shares (2)          $8.375           $10,066,750               $2,969.70
-----------------------------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of the Registrant's Common Stock as may become issuable pursuant to the antidilution provisions of the Edison Brothers Stores, Inc. 1997 Stock Option Plan, the Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan and the 1997 Restricted Stock Agreements.

(2) 800,000 of such shares are issuable upon the exercise of outstanding options granted or options available for grant under the Edison Brothers Stores, Inc. 1997 Stock Option Plan, 200,000 of such shares are issuable upon the exercise of outstanding options granted or options available for grant under the Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan, and 202,000 of such shares have been issued under the 1997 Restricted Stock Agreements and the 1997 Employment Termination Agreement.

(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices ($8.375) of the Registrant's Common Stock as reported on The Nasdaq National Market on May 7, 1998.

                                EXPLANATORY NOTE

                  Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus that has been prepared in accordance with the requirements of Part I of Form S-3 and that relates to reofferings and resales of shares of Common Stock that have been or may be acquired pursuant to the Edison Brothers Stores, Inc. 1997 Stock Option Plan, the Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan, the 1997 Restricted Stock Agreements and a 1997 Employment Termination Agreement (such 1997 Restricted Stock Agreements and such 1997 Employment Termination Agreement, collectively the "1997 Restricted Stock Documents").

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.
         ----------------

                  Not required to be filed with this Registration Statement.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
         -----------------------------------------------------------

                  Not required to be filed with this Registration Statement.*


--------------------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
         ---------------------------------------

                  The following documents are incorporated by reference in this Registration Statement:

                  a. The Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (the "1997 Form 10-K") filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

                  b. All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the 1997 Form 10-K; and

                  c. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A (File No. 000-23003), including any amendment or report filed for the purpose of updating such description.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of the Registrant's Common Stock offered hereby have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                  Any statement or information contained herein or in any document all or part of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement or information contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.
         -------------------------

                  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         --------------------------------------

                  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

                  The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that each person who was or is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant will be indemnified by the Registrant, to the full extent permitted by the Delaware General Corporation Law (the "DGCL").

                  Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

                  The Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit. The Certificate of Incorporation further provides that neither amendment nor repeal of such provision nor the adoption of any term of the Certificate of Incorporation inconsistent with such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such amendment, repeal or adoption of such inconsistent provision.

                  The Registrant has entered into indemnification agreements with each of its directors and intends to enter into indemnification agreements with each of its future directors. Such indemnification agreements provide for indemnification of such directors to the fullest extent permitted under Section 145 of the DGCL. Within certain limitations, such agreements also provide for indemnification against judgments, penalties, expenses, fines and settlements incurred by the indemnitee while serving at the request of the Registrant as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise.

                  The Registrant maintains a standard form of officers' and directors' liability insurance policy that provides coverage to the Registrant and the officers and directors of the Registrant for certain liabilities.

                  The foregoing summaries are necessarily subject to the complete text of the statutes, the Certificate of Incorporation, the indemnification agreements and the insurance policy referred to above and are qualified in their entirety by reference thereto.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
         -----------------------------------

                  The shares of Common Stock issued under the 1997 Restricted Stock Documents have been issued without registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act. The parties to each 1997 Restricted Stock Document are the Registrant and a current or former key executive thereof.

ITEM 8.  EXHIBITS.
         --------

                  The Exhibits to this Registration Statement are listed in the Index to Exhibits on page 10 of this Registration Statement, which Index is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.
         ------------

                  (a)      The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this Registration Statement:

                                          (i) To include any prospectus required
                           by Section 10(a)(3) of the Securities Act of 1933, as amended;

                                         (ii) To reflect in the prospectus any
                           facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                                        (iii) To include any material
                           information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                               REOFFER PROSPECTUS

                        1,202,000 Shares of Common Stock

                          EDISON BROTHERS STORES, INC.
                          -----------------------------

                  This prospectus (the "Prospectus") relates to the offer and sale of up to 1,202,000 shares (the "Offered Shares") of Common Stock, par value $.01 per share ("Common Stock"), of Edison Brothers Stores, Inc., a Delaware corporation (the "Company"), by and for the account of the Selling Stockholders (as named herein under "Selling Stockholders"). The Offered Shares have been or may be acquired by the Selling Stockholders pursuant to (1) the Edison Brothers Stores, Inc. 1997 Stock Option Plan (the "1997 Stock Option Plan"), (2) the Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan (the "1997 Directors Stock Option Plan") and/or (3) a 1997 Restricted Stock Agreement dated June 4, 1997 between the Company and the Selling Stockholder (collectively, the "1997 Restricted Stock Agreements") or, with respect to Alan D. Miller, the Company's former Chairman of the Board, President and Chief Executive Officer, an Employment Termination Agreement dated September 4, 1997 (such 1997 Restricted Stock Agreements and such Employment Termination Agreement, collectively the "1997 Restricted Stock Documents").
See "Selling Stockholders."

                  All expenses incurred in connection with the registration of the Offered Shares will be paid by the Company, with certain exceptions. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale hereby of the Offered Shares by any Selling Stockholder.

                  The Selling Stockholders may offer and sell any or all of the Offered Shares from time to time in one or more transactions on the Nasdaq National Market, in one or more brokerage transactions or in one or more privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Offered Shares may be offered and sold from time to time in any manner permitted by law. To the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Offered Shares being offered pursuant thereto and the terms of such offering. See "Plan of Distribution."

                  The Common Stock is listed on the Nasdaq National Market under the symbol "EDBR." On May 8, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $8 1/2 per share.


                          -----------------------------

                  SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                          -----------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          -----------------------------

                   The date of this Prospectus is May 13, 1998

This Prospectus contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "believe," "expect," "intend," "will," "could," "may" and similar expressions are intended to identify certain forward-looking statements. Such statements reflect the Company's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the risks described under the caption "Risk Factors." Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, believed or otherwise indicated. Consequently, all of the forward-looking statements made or incorporated by reference in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048; Citicorp Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

                  The Company has filed with the Commission a registration statement on Form S-8 (the "Registration Statement") under the Securities Act with respect to the Offered Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

                  The Common Stock is listed on the Nasdaq National Market under the symbol "EDBR." Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The following documents filed by the Company with the Commission under the Exchange Act are hereby incorporated by reference into this
Prospectus:

                  (a) the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (File No. 1-1394); and

                  (b) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 000-23003), including any amendment or report filed for the purpose of updating such description.

                  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

                  Any statement or information contained herein or in any document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement or information contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Alan A. Sachs, Esq., Senior Vice President, General Counsel and Secretary, Edison Brothers Stores, Inc., 501 N. Broadway, St. Louis, Missouri 63102, telephone number (314) 331-6565.

                                  RISK FACTORS

                  Prospective investors should carefully consider, among other things, the following factors in evaluating the Company and its business before purchasing the Offered Shares.

RECENT OPERATING LOSSES

                  On September 26, 1997, the Company emerged from reorganization under Chapter 11 of the Bankruptcy Code. See "The Company." The Company realized net losses for each of the 17-week period ended January 31, 1998, the 35-week period ended October 4, 1997 and its 1996 and 1995 fiscal years, and consequently, had no earnings for such periods or years with which to cover fixed charges. See "Ratio of Earnings to Fixed Charges." The failure by the Company to cover fixed charges in the future could result in a failure to meet the Company's debt service obligations or otherwise materially adversely affect the Company's financial condition and results of operations. Continued losses also could materially adversely affect the Company's future ability to obtain financing on satisfactory terms.

RECENT SALES AND CERTAIN PROJECTIONS

                  The Company's 1997 third and fourth quarter sales results were below expectations, and the Company is operating approximately 100 fewer stores than projected as a result of additional closings prior to its emergence from reorganization under Chapter 11 of the Bankruptcy Code. As a result, the Company anticipates that its earnings before interest, taxes, depreciation and amortization for its 1998 fiscal year will be significantly less than were projected in the June 1997 disclosure statement pertaining to the Company's Plan of Reorganization. See "The Company."

GENERAL ECONOMIC CONDITIONS

                  The Company owns and operates retail specialty apparel and footwear stores in 47 of the United States, Puerto Rico, the Virgin Islands and Canada. Periods of economic slowdown or recession may adversely affect the Company's business lines. In addition, declines in consumer demand in the specialty retailing environment may adversely affect the Company's business.

FINANCING NEEDS AND INDEBTEDNESS

                  The Company's ability to execute its business strategy depends to a significant degree on the ability of the Company to obtain seasonal working capital. The Company currently has a five-year $200 million working capital revolving credit facility (the "Credit Facility") with a group of financial institutions. As of April 25, 1998, $75,666,300 was outstanding under the Credit Facility (including $74,875,300 under letters of credit). Borrowings under the Credit Facility are secured by a lien on certain of the Company's assets, including the Company's receivables, inventory and domestic proprietary rights. The Credit Facility also contains various covenants, including covenants that limit the incurrence of indebtedness, require the maintenance of a prescribed consolidated net worth and limit dividend and similar payments. Upon the expiration of the Credit Facility, there can be no assurance that the Company will be able to obtain financing to fund future seasonal borrowings and letters of credit, or that any replacement financing, if obtained, would be on terms equally favorable to the Company. Additional factors that could adversely affect the Company's access to financing sources, including the capital markets, or the costs of such financing, include changes in interest rates, general economic conditions and the perception in the capital markets of the business, results of operations, leverage, financial condition and business prospects of the Company. Pursuant to the Plan of Reorganization, the Company issued $120,000,000 in aggregate principal amount of 11% Senior Notes due 2007 (the "Senior Notes"). The Indenture and the First Supplemental Trust Indenture (collectively, the "Indenture") under which the Senior Notes were issued contain various covenants, including covenants that limit the incurrence of indebtedness and that limit dividend and similar payments. See "The Company."

SPECIALTY RETAILING AND COMPETITION

                  The specialty retailing business is subject to fluctuations resulting from changes in customer preferences dictated by fashion and season. Unlike certain of its competitors that sell to a more mature consumer with stable, classic tastes, the Company primarily targets teen and young adult customers whose preferences are trendy and rapidly changing. As a result, the Company operates with less margin for error in identifying popular fashion items and implementing merchandising strategies. In addition, merchandise usually must be ordered a significant time in advance of the season and sometimes before fashion trends are evidenced by customer purchases. It has been the general practice of the Company and other apparel retailers to build up inventory levels prior to peak selling seasons, which further increases the Company's vulnerability to demand, pricing shifts and errors in selection and timing of the purchases of merchandise.

                  The apparel and footwear retailing industries are highly competitive. The Company's stores are in competition with numerous other specialty retailers, department stores, mail order companies and discount and manufacturer's outlets, many of which have greater sales, assets and financial resources than the Company. Unlike certain of its competitors, the Company's concepts lack strong national brand recognition. Additionally, because the Company's stores generally are located in regional shopping malls, each store typically is confronted with several national and local competitors. Within each mall, the Company's stores face competition from other nearby retailers, and a store's sales can be affected not only by its location in relation to its competitors but also by its proximity to other points of attraction. Approximately 48% of the Company's mall store leases expire on or prior to January 31, 2001. The failure to obtain renewal of the Company's current mall locations or the failure to locate new stores in advantageous locations could have a material adverse effect on the Company's earnings.

ADVERSE AND UNSEASONAL WEATHER CONDITIONS

                  As a mall-based retailer, the Company's sales can be adversely affected by weather conditions that discourage consumers from traveling to malls for shopping. In addition, unseasonal weather can lead to reduced sales of the apparel and footwear being emphasized by the Company's stores for that season.

FOREIGN SOURCING OF MERCHANDISE

                  The Company purchases approximately 70% of its merchandise from foreign suppliers. The Company does not manufacture any merchandise. The Company's importing operations are subject to the contingencies generally associated with foreign operations, including, without limitation, fluctuations in currency values, customs duty increases, quota limitations and other developments that could cause a disruption of import supply, any of which could have a material adverse effect on the Company's operations.

SEASONALITY

                  The Company's fiscal year ends on the Saturday closest to January 31. The Company's sales in its fourth quarter traditionally are higher than in other quarterly periods because of holiday buying patterns. Approximately 14% of the Company's annual sales are generated during the Christmas selling season, which constitutes the period between Thanksgiving and Christmas. Accordingly, the Company's profits, if any, traditionally have been higher in the fourth quarter of the year than in the other three quarters and the Company anticipates that such pattern will continue.

COMMON STOCK ELIGIBLE FOR FUTURE SALE AND SIGNIFICANT HOLDERS THEREOF

                  The Company expects that approximately 10,202,000 shares of Common Stock, and Warrants ("Warrants") to purchase approximately 1,008,791 additional shares of Common Stock, will be outstanding upon the completion of the distributions thereof under the Plan of Reorganization. See "The Company."

                  Certain holders of claims under the Plan of Reorganization have received or will receive distributions of Common Stock representing in excess of five percent of the outstanding shares of Common Stock. If holders of significant numbers of shares of Common Stock were to act as a group, such holders could be in a position to control the outcome of actions requiring approval of holders of Common Stock, including the election of directors. This concentration of ownership could also facilitate or hinder a negotiated change of control of the Company and, consequently, have an impact upon the value of the Common Stock.

                  Sales of substantial numbers of shares of Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices for the Common Stock. Approximately 1,518,334 shares of outstanding Common Stock are subject to a Registration Rights Agreement (the "Registration Rights Agreement") between the Company and Swiss Bank Corporation ("Swiss Bank") entered into pursuant to the Plan of Reorganization. See

"The Company." Under the Registration Rights Agreement and subject to the limitations set forth therein, the Company agreed to use reasonable commercial efforts to register, for resale under the Securities Act, the Common Stock and the Senior Notes owned by Swiss Bank, and to maintain such registration for two years. Additionally under the Registration Rights Agreement and subject to the limitations set forth therein, until the second anniversary of the Effective Date (as defined under "The Company"), Swiss Bank has certain demand and piggyback registration rights with respect to such Common Stock and Senior Notes (in each case only to the extent not otherwise included in the registration described in the preceding sentence).

                  The Offered Shares offered and sold hereby may be resold without restriction under the Securities Act, except for any such shares acquired by an "affiliate" (as defined under the Securities Act) of the Company, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

RESTRICTIONS ON DIVIDENDS

                  The Company does not currently pay dividends on its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. The Company's ability to pay dividends on its Common Stock is limited by restrictive covenants in the Credit Facility and the Indenture. See "-- Financing Needs and Indebtedness."

ISSUANCE OF PREFERRED STOCK

                  Until such time (if any) as the Board of Directors of the Company determines that the Company should issue preferred stock and establishes the rights of the holders of one or more series thereof, it is not possible to state the effect of authorization and issuance of preferred stock on the rights of holders of Common Stock. The effects of such issuance could include, however:
(i) a reduction in the amount of cash otherwise available for payment of dividends on the Common Stock if dividends were also payable on such preferred stock, and a restriction on dividends on the Common Stock if dividends on such preferred stock were in arrears, (ii) a dilution of the voting power of the Common Stock if such preferred stock were to have voting rights and (iii) a restriction on the rights of holders of Common Stock to share in the Company's assets on liquidation until satisfaction of any liquidation preferences granted to holders of any such preferred stock.

CHANGE OF CERTAIN OFFICERS AND NEW BOARD OF DIRECTORS

                  On January 12, 1998, Lawrence E. Honig succeeded Alan D. Miller as the Company's Chairman of the Board, President and Chief Executive Officer. On February 3, 1998, John F. Burtelow succeeded David B. Cooper, Jr. as an Executive Vice President and the Chief Financial Officer of the Company.

                  Each member of the Company's six-member Board of Directors was selected by the committee of unsecured creditors appointed in the Company's reorganization case. See "The Company."

ANTI-TAKEOVER CONSIDERATIONS

                  The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect to the extent they are utilized to delay or prevent a change of control of the Company. These provisions include provisions
(i) giving the Company's Board of Directors authority to determine the size of the Board of Directors, subject to certain minimums and maximums, (ii) giving the Company's Board of Directors authority to fill vacancies on the Board of Directors, (iii) permitting special meetings of stockholders to be called only by the Company's Chairman of the Board or its President or the Board of Directors pursuant to a resolution approved by a majority thereof (except that special meetings of stockholders are required to be called upon the written request of the holders of at least 51% of the outstanding shares of Common Stock) and (iv) giving the Company's Board of Directors authority to issue series of preferred stock with such voting rights and other powers as the Board of Directors may determine.

YEAR 2000 COMPLIANCE

                  The efficient operation of the Company's business is dependent in part on its computer software programs and operating systems (collectively, "Programs and Systems"). These Programs and Systems are used in several key areas of the Company's business, including merchandise purchasing, inventory management, pricing, sales, distribution and financial reporting, as well as in various administrative functions. The Company has been evaluating its Programs and Systems to identify potential "Year 2000" compliance problems. These actions are necessary to ensure that the Programs and Systems will recognize and process the year 2000 and beyond. It is anticipated that modification or replacement of most of the Company's Programs and Systems will be necessary to make such Programs and Systems "Year 2000" compliant. The Company is also communicating with suppliers, financial institutions and others to coordinate year 2000 conversion. Based on present information, the Company believes that it will be able to achieve such "Year 2000" compliance through a combination of modification of some existing Programs and Systems, and the replacement of other Programs and Systems with new Programs and Systems that are already "Year 2000" compliant. However, no assurance can be given that these efforts will be successful. The Company expects that the remediation expenses and capitalized costs for the installation of new software systems for achieving "Year 2000" compliance will have a material effect on its financial results in 1998 and 1999. Remediation expenses for 1998 are estimated to be $9.5 million and 1999 expenses are estimated to be $2.9 million. The Company estimates that capitalized costs associated with the installation of new software systems will be $8.0 million in the aggregate for 1998 and 1999.

                                   THE COMPANY

                  The Company operates, directly or through its subsidiaries, chains of apparel and footwear specialty stores in 47 of the United States, Puerto Rico, the Virgin Islands and Canada. The stores feature primarily private-label merchandise in the moderate price range. The stores are located primarily in shopping malls and range in size from approximately 1,300 to 3,000 square feet. The Company does not manufacture any merchandise. Approximately 70% of the Company's merchandise is purchased overseas. The Company currently maintains buying offices in Taiwan, Hong Kong, China, Korea, Indonesia, Honduras and the Philippines. Distribution of the Company's merchandise is coordinated through three distribution centers located in Washington, Missouri; Rialto, California; and Princeton, Indiana.

                  On September 26, 1997 (the "Effective Date"), the Company emerged from reorganization under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") through implementation of the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 Of The Bankruptcy Code, as previously confirmed by order of the United States Bankruptcy Court for the District of Delaware entered on September 9, 1997 (as so confirmed, the "Plan of Reorganization").

                  The Company's principal executive offices are located at 501
N. Broadway, St. Louis, Missouri 63102, telephone number (314) 331-6000.

                       RATIO OF EARNINGS TO FIXED CHARGES

                  The Company's ratio of earnings to fixed charges for its 1993 and 1994 fiscal years were 2.9 and 2.6, respectively. The Company realized net losses for its 1995 and 1996 fiscal years, and for each of the 35-week period ended October 4, 1997 and the 17-week period ended January 31, 1998. For the 1995 and 1996 fiscal years, the 35-week period ended October 4, 1997 and the 17-week period ended January 31, 1998, the Company's net losses before fixed charges were $224.3 million, $137.3 million, $64.7 million and $9.4 million, respectively, and its fixed charges for each such year or period were $26.8 million, $2.5 million, $4.3 million and $4.9 million, respectively. For the purpose of calculating this ratio and these amounts, earnings consist of income
(loss) before income taxes and fixed charges, and fixed charges consist of interest expense.

                                 USE OF PROCEEDS

                  The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the Offered Shares.

                              SELLING STOCKHOLDERS

                  This Prospectus relates to shares of Common Stock that have been or may be acquired by certain directors and key current or former employees of the Company (collectively, the "Selling Stockholders"), certain of whom may be deemed to be an "affiliate" of the Company, pursuant to (1) the exercise of stock options granted to such persons under the 1997 Stock Option Plan or the 1997 Directors Stock Option Plan, and/or (2) stock awards granted to such persons under a 1997 Restricted Stock Document.

                  The following table sets forth, as of the date hereof, (1) the name of each Selling Stockholder, and such Selling Stockholder's office or position with the Company (or former office or position if no longer employed by the Company), (2) the number of shares of Common Stock beneficially owned by the Selling Stockholder prior to the offering of the Offered Shares hereby, (3) the number of shares of Common Stock that may be offered hereby and (4) the number of shares of Common Stock beneficially owned by the Selling Stockholder after the completion of the offering and sale of the Offered Shares (assuming that all Offered Shares are sold). Such number of shares of Common Stock beneficially owned by each Selling Stockholder prior to the offering of the Offered Shares is based on information furnished to the Company by such Selling Stockholder and/or set forth in the Company's Common Stock ledger.

                                                                                                   SHARES OF COMMON
                                       SHARES OF COMMON                                            STOCK BENEFICIALLY
NAME OF SELLING STOCKHOLDER            STOCK BENEFICIALLY          SHARES OF COMMON STOCK          OWNED AFTER
AND OFFICE OR POSITION WITH            OWNED PRIOR TO THE          THAT MAY BE OFFERED             COMPLETION OF THE
THE COMPANY                            OFFERING                    HEREBY                          OFFERING (1)
----------------------------           -------------------         ----------------------          ------------------


Mark H. Brown
Senior Vice President                           27 (2)                    (14)                             27

John F. Burtelow
Executive Vice President,
  Chief Administrative
  Officer and Chief
  Financial Officer                              0 (3)                    (14)                             0

Jeffrey A. Cole
Director                                         0 (4)                    (14)                             0

David B. Cooper
Former Executive Vice
 President and Chief
 Financial Officer                          23,000 (5)                 23,000                              0

Jacob W. Doft
Director                                         0 (4)                    (14)                             0

Paul D. Eisen
President,
 JW/Oaktree/Coda                            23,098 (6)                    (14)                             98

Michael Fine
President - Footwear
 Group                                      25,000 (7)                    (14)                             0


                                      P-10


                                       SHARES OF COMMON                                            SHARES OF COMMON
NAME OF SELLING STOCKHOLDER            STOCK BENEFICIALLY          SHARES OF COMMON STOCK          STOCK BENEFICIALLY
AND OFFICE OR POSITION WITH            OWNED PRIOR TO THE          THAT MAY BE OFFERED             OWNED AFTER
THE COMPANY                            OFFERING                    HEREBY                          COMPLETION OF THE
----------------------------           -------------------         ----------------------          --------------------

H. Michael Hecht
Director                                         0 (4)                    (14)                             0

Lawrence E. Honig
Chairman of the Board,
  President and Chief
  Executive  Officer                             0 (4)                    (14)                             0

Karl W. Michner
Chairman, Merchandising
 Committee                                  23,947 (8)                    (14)                            947

Alan D. Miller
Former Chairman of the
 Board, President and
 Chief Executive Officer                    77,777 (9)                 75,000                            2,777

Alan A. Sachs
Senior Vice President,
 General Counsel and
 Secretary                                 23,634 (10)                    (14)                            634

Steven R. Thomas
President,
 Edison Big & Tall                         10,000 (11)                    (14)                             0

Randolph I. Thornton, Jr.
Director                                24,000 (4)(12)                    (14)                           24,000

Stephen E. Watson
Director                                         0 (4)                    (14)                             0

Carol L. Williams
President, 5-7-9 Shops                     10,400 (13)                    (14)                           10,400



--------------
(1)  Assumes that all Offered Shares are sold.
(2) Represents 27 shares of Common Stock subject to outstanding Warrants that are currently exercisable. Additionally, Mr. Brown has been granted options to purchase 15,000 shares of Common Stock under the 1997 Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus.
(3) Mr. Burtelow has been granted options to purchase 40,000 shares of Common Stock under the 1997 Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus.
(4) Each of Messrs. Cole, Doft, Hecht, Thornton and Watson has been granted options to purchase 3,500 shares of Common Stock under the 1997 Directors Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus. On January 12, 1998, Mr. Honig succeeded Mr. Miller as the Company's Chairman of the Board, President and Chief Executive Officer. See "Risk Factors -- Change of Certain Officers and New Board of Directors." Mr. Honig has been granted options to purchase 288,000 shares of Common Stock under the 1997 Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus. Mr. Honig has also been awarded 50,000 shares of restricted Common Stock and has been granted options to purchase 112,000 shares of Common Stock under the Edison Brothers Stores, Inc. 1998 Equity Incentive Plan, subject to stockholder approval of such plan.
(5) All such 23,000 shares of Common Stock are currently outstanding and were issued under a 1997 Restricted Stock Document.
(6) Represents 23,000 shares of outstanding Common Stock issued under a 1997 Restricted Stock Document and 98 shares of Common Stock subject to outstanding Warrants that are currently exercisable. Additionally, Mr. Eisen has been granted options to purchase 25,000 shares of Common Stock under the 1997 Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus.
(7) Represents 25,000 shares of outstanding Common Stock issued under a 1997 Restricted Stock Document. Additionally, Mr. Fine has been granted options to purchase 100,000 shares of Common Stock under the 1997 Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus.
(8) Represents 23,000 shares of outstanding Common Stock issued under a 1997 Restricted Stock Document and 947 shares of Common Stock subject to outstanding Warrants that are currently exercisable. Additionally, Mr. Michner has been granted options to purchase 25,000 shares of Common Stock under the 1997 Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus.
(9) Represents 75,000 shares of outstanding Common Stock issued under a 1997 Restricted Stock Document and 2,777 shares of Common Stock subject to outstanding Warrants that are currently exercisable.
(10) Represents 23,000 shares of outstanding Common Stock issued under a 1997 Restricted Stock Document and 634 shares of Common Stock subject to outstanding Warrants that are currently exercisable. Additionally, Mr. Sachs has been granted options to purchase 15,000 shares of Common Stock under the 1997 Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus.
(11) Represents 10,000 shares of outstanding Common Stock issued under a 1997 Restricted Stock Document. Additionally, Mr. Thomas has been granted options to purchase 15,000 shares of Common Stock under the 1997 Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus.
(12) All such 24,000 shares of Common Stock are currently outstanding.
(13) All such 10,400 shares of Common Stock are currently outstanding. Additionally, Ms. Williams has been granted options to purchase 30,000 shares of Common Stock under the 1997 Stock Option Plan, none of which options are exercisable currently or within sixty days of the date of this Prospectus.
(14) The number of shares of Common Stock, if any, to be offered and sold by such Selling Stockholder hereby is currently an indeterminate number and will depend on the number of shares of Common Stock issued to or vesting in such Selling Stockholder under the 1997 Stock Option Plan, the 1997 Directors Stock Option Plan and/or the 1997 Restricted Stock Documents. Subject to the terms and conditions of the 1997 Restricted Stock Agreements, 50% of the shares of Common Stock issued thereunder vest in the Selling Stockholder on the first anniversary of the Effective Date, and the remaining 50% vest on the second anniversary of the Effective Date. All 800,000 shares of Common Stock issuable under the 1997 Stock Option Plan, all 200,000 shares of Common Stock issuable under the 1997 Directors Stock Option Plan and all 202,000 shares of Common Stock issued under the 1997 Restricted Stock Documents are subject to this Prospectus and may be offered and sold hereunder by and for the account of the Selling Stockholders.


                  The Company may at any time and from time to time suspend, permanently or temporarily, or otherwise prohibit any offering or sale of the Offered Shares pursuant to this Prospectus. In connection with the registration of the Offered Shares under the Securities Act, and the offering and sale thereof hereby, each Selling Stockholder will be deemed to have agreed with and represented to the Company that (1) the number of shares of Common Stock represented to be beneficially owned by such Selling Stockholder is correct, (2) from and after such Selling Stockholder's receipt of notice from the Company that the Company is suspending or prohibiting the offering or sale of the Offered Shares pursuant to this Prospectus, such Selling Stockholder may not and will not use this Prospectus to offer or sell any of such Selling Stockholder's then unsold Offered Shares and will forthwith discontinue disposition of its Offered Shares pursuant to the Registration Statement until such time, if any, as the Company notifies such Selling Stockholder that such offers and sales may be recommenced, and (3) any purchase or sale of the Offered Shares by or for the account of such Selling Stockholder will be effected in compliance with all applicable federal and state securities laws, including the Securities Act and the applicable rules and regulations promulgated thereunder.

                  All expenses incurred in connection with the registration under the Securities Act of the Offered Shares will be paid by the Company, except that the Company will not be liable for any selling or other fees or expenses incurred by the Selling Stockholders.

                              PLAN OF DISTRIBUTION

                  Any or all of the Offered Shares owned by a Selling Stockholder may be offered and sold from time to time by and for the account of such Selling Stockholder. The Company will not receive any of the proceeds from the sale hereby of the Offered Shares by any Selling Stockholder.

                  The Selling Stockholders may offer and sell any or all of the Offered Shares from time to time in one or more transactions on the Nasdaq National Market, in one or more brokerage transactions or in one or more privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Offered Shares may be offered and sold from time to time in any manner permitted by law, including directly to one or more purchasers and to or through underwriters, brokers, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of Offered Shares for whom such underwriters, brokers, dealers and agents may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and any Selling Stockholder with respect to the offering and sale of the Offered Shares. The Selling Stockholder and any underwriters, brokers, dealers or agents to or through whom sales of the Offered Shares are made hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions or discounts or other compensation paid to such persons and any profit realized by such persons on the resale of Offered Shares as principals may be deemed to be underwriting compensation under the Securities Act.

                  To the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Offered Shares being offered pursuant thereto and the terms of such offering, including the names of the underwriters, any discounts, concessions, commissions and other items constituting compensation to underwriters, brokers, dealers or agents, the public offering price of the Offered Shares and any discounts, concessions or commissions allowed or reallowed or paid by underwriters to dealers.

                  To comply with the securities laws of certain states, if applicable, the Offered Shares will be offered and sold in such jurisdictions only through registered or licensed brokers or dealers.

                  The Selling Stockholders may agree to indemnify any underwriter, broker, dealer or agent that participates in transactions involving sales of the Offered Shares against certain liabilities, including liabilities arising under the Securities Act.

                  Any or all of the Offered Shares may be offered and sold pursuant to Rule 144 promulgated under the Securities Act rather than pursuant to this Prospectus.

                                     EXPERTS

                  The consolidated balance sheet of Edison Brothers Stores, Inc. and subsidiaries at January 31, 1998, and the related consolidated statements of operations, common stockholders' equity (deficit), and cash flows for each of the 17-week period ended January 31, 1998 and the 35-week period ended October 4, 1997 (note 2 of the notes to which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern), incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                  The consolidated balance sheet of Edison Brothers Stores, Inc. and subsidiaries at February 1, 1997, and the related consolidated statements of operations, common stockholders' equity (deficit), and cash flows for each of the two years in the period ended February 1, 1997 (note 2 of the notes to which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern), incorporated by reference into this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

                  The validity of the Offered Shares offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, Houston, Texas.

                              --------------------

                  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES NOR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              --------------------

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 13, 1998.

                                       EDISON BROTHERS STORES, INC.



                                       By:  /s/ Lawrence E. Honig
                                            --------------------------------
                                            Lawrence E. Honig
                                            Chairman of the Board, President
                                            and Chief Executive Officer


                                POWER OF ATTORNEY

                  Each person whose signature appears below hereby constitutes and appoints Lawrence E. Honig and Alan A. Sachs, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           SIGNATURE                                      TITLE                        DATE
           ---------                                      -----                        ----


/s/ Lawrence E. Honig                                Chairman of the Board,              May 13, 1998
----------------------------------------                  President and
Lawrence E. Honig                                    Chief Executive Officer
                                                  (principal executive officer)


/s/ John F. Burtelow                                Executive Vice President,            May 13, 1998
----------------------------------------        Chief Administrative Officer and
John F. Burtelow                                      Chief Financial Officer
                                                  (principal financial officer)


/s/ Thomas K. McCain                                Vice President, Taxes and            May 13, 1998
----------------------------------------               Financial Reporting
Thomas K. McCain                                  (principal accounting officer)


/s/ Jeffrey A. Cole                                         Director                     May 13, 1998
----------------------------------------
Jeffrey A. Cole


/s/ Jacob W. Doft                                           Director                     May 13, 1998
----------------------------------------
Jacob W. Doft


/s/ H. Michael Hecht                                        Director                     May 13, 1998
----------------------------------------
H. Michael Hecht


/s/ Randolph I. Thornton, Jr.                               Director                     May 13, 1998
----------------------------------------
Randolph I. Thornton, Jr.


/s/ Stephen E. Watson                                       Director                     May 13, 1998
----------------------------------------
Stephen E. Watson


                                INDEX TO EXHIBITS



     Exhibit
     Number                    Exhibit
     -------                   -------

            4.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to
                                          Exhibit 3.1 to the Registrant's
                                          Quarterly Report on Form 10-Q for the
                                          fiscal quarter ended November 1, 1997
                                          (File No. 1-1394)).

            4.2 Form of Common Stock Certificate of Registrant (incorporated herein by reference to Exhibit 1.1 to the Registrant's Form 8-A dated August 20, 1997 (File No. 000-23003)).

            4.3 Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 1997 (File No. 1-1394)).

            4.4 Edison Brothers Stores, Inc. 1997 Stock Option Plan (incorporated herein by reference to Exhibit F to Exhibit T3E-1 to the Registrant's Form T-3 dated July 23, 1997 (File No.
                                          022-22273)).

            4.5 Edison Brothers Stores, Inc. 1997 Directors Stock Option Plan, as amended April 15, 1998 (incorporated herein by reference to Exhibit 10.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (File No. 1-1394)).

            4.6 Form of 1997 Restricted Stock Agreement (incorporated herein by reference to Exhibit F to Exhibit T3E-1 to the Registrant's Form T-3 dated July 23, 1997 (File No.
                                          022-22273)).

            5.1                           Opinion of Weil, Gotshal & Manges LLP.

           23.1                           Consent of Weil, Gotshal & Manges LLP
                                          (contained in Exhibit 5.1).

           23.2                           Consent of Ernst & Young LLP.

           23.3                           Consent of Arthur Andersen LLP.

           24.1 Power of Attorney (set forth on the signature page to the Registration Statement).

           99.1 Indenture, dated as of September 26, 1997, between the Registrant and The Bank of New York, as Trustee
                                          (incorporated herein by reference to
                                          Exhibit 4.2 to the Registrant's
                                          Quarterly Report on Form 10-Q for the
                                          fiscal quarter ended November 1, 1997
                                          (File No. 1-1394)).

           99.2 First Supplemental Trust Indenture, dated as of September 26, 1997, between the Registrant and The Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.3 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 1997 (File No. 1-1394)).

           99.3 Warrant Agreement, dated as of September 26, 1997, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Warrant Agent (incorporated herein by reference to
                                          Exhibit 4.6 to the Registrant's
                                          Quarterly Report on Form 10-Q for the
                                          fiscal quarter ended November 1, 1997
                                          (File No. 1-1394)).

           99.4 Registration Rights Agreement, dated as of September 26, 1997, between the Registrant and Swiss Bank Corporation (incorporated herein by reference to
                                          Exhibit 4.5 to the Registrant's
                                          Quarterly Report on Form 10-Q for the
                                          fiscal quarter ended November 1, 1997
                                          (File No. 1-1394)).

           99.5                            Employment Termination Agreement,
                                          dated September 4, 1997, between the
                                          Registrant and Alan D. Miller, former
                                          Chairman of the Board, President and
                                          Chief Executive Officer of the
                                          Registrant (incorporated herein by
                                          reference to Exhibit 10.5 to the
                                          Registrant's Quarterly Report on Form
                                          10-Q for the fiscal quarter ended
                                          November 1, 1997 (File No. 1-1394)).



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